                                                                     EXHIBIT 5.1


                       [VINSON & ELKINS L.L.P. LETTERHEAD]




March 7, 2002



Williams Energy Partners L.P.
Williams GP Inc.
Williams OLP, L.P.
Williams Acquisition (DE) LLC
Williams NGL, LLC
Williams Pipelines Holdings, L.P.
Williams Terminals Holdings, L.P.
Williams Ammonia Pipeline, L.P.
Williams Fractionation Holdings, L.P.
One Williams Center
Tulsa, Oklahoma 74172


Ladies and Gentlemen:

         We have acted as counsel for Williams Energy Partners L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of
(i) units representing limited partner interests in the Partnership (the "Units"), (ii) unsecured debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") and
(iii) guarantees (the "Guarantees") of such Debt Securities by Williams GP Inc., a Delaware corporation ("GP Inc."), Williams OLP, L.P., a Delaware limited partnership ("Williams OLP"), Williams Acquisition (DE) LLC, a Delaware limited liability company ("Acquisition LLC"), Williams NGL, LLC, a Delaware limited liability company, ("WNGL LLC"), Williams Pipelines Holdings, L.P., a Delaware limited partnership ("WPH LP"), Williams Terminals Holdings, L.P., a Delaware limited partnership ("WTH LP"), Williams Ammonia Pipeline, L.P., a Delaware limited partnership ("WAP LP") and Williams Fractionation Holdings, L.P. ("Holdings LP" and together with GP Inc., Williams OLP, Acquisition LLC, WNGL LLC, WPH LP, WTH LP and WAP LP, the "Subsidiary Guarantors"). The Units, Debt Securities and Guarantees are collectively referred to herein as the "Securities." We have also participated in the preparation of the Prospectus (the "Prospectus") contained in the Partnership's Registration Statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

         In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Amended and Restated Agreement of Limited Partnership of the Partnership; (iii) the Certificate of Incorporation and Bylaws of GP Inc., (iv) the Amended and Restated Agreement of Limited Partnership of Williams OLP; (v) the

Page 2
March 7, 2002


Limited Liability Company Agreement of Acquisition LLC; (vi) the Limited Liability Company Agreement of WNGL LLC; (vii) the Agreement of Limited Partnership of WPH LP; (viii) the Agreement of Limited Partnership of WTH LP;
(ix) the Agreement of Limited Partnership of WAP LP; (x) the Agreement of Limited Partnership of Holdings LP; (xi) the forms of Senior and Subordinated Indenture filed as exhibits to the Registration Statement and (xii) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and (v) any Securities issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. With respect to the Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Units, the terms of the offering and related matters and (ii) the Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Units will be validly issued, fully paid and nonassessable.

         2.       With respect to the Debt Securities and the Guarantees, when
                  (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Partnership and the Subsidiary Guarantors have taken all necessary action to approve the issuance and terms of such Debt Securities and Guarantees, the terms of the offering thereof and related matters; and (iii) such Debt Securities and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Partnership and the Subsidiary Guarantors upon payment of the consideration therefor provided for therein, such Debt Securities and Guarantees will be legally issued and will constitute valid and legally binding obligations of the Partnership and the Subsidiary Guarantors, respectively, enforceable against the Partnership and the Subsidiary Guarantors in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors' rights generally and general principles of equity.

Page 3
March 7, 2002


         The opinions expressed herein are qualified in the following respects:

         A. We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

         B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

         C. This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

         We hereby consent to the references to this firm under the caption "Legal" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,



/s/ Vinson & Elkins L.L.P.